Exhibit 99.1

PRESSRELEASE
www.HelixESG.com
Helix Energy Solutions Group, Inc. · 400 N. Sam Houston Parkway E., Suite 400 · Houston, TX 77060-3500 · 281-618-0400 · fax: 281-618-0505

For Immediate Release		07-023
	Contact:	Wade Pursell
Date: October 31, 2007	Title:	Chief Financial Officer
Helix Reports Record Third Quarter Results
HOUSTON, TX —Helix Energy Solutions (NYSE: HLX) reported third quarter net income of $82.8 million, or $0.88 per diluted share. This level of earnings per share, which represents an all time record for the company, is 47% better than last year’s third quarter results.
Summary of Results
(in thousands, except per share amounts and percentages)

	Third Quarter		Second Quarter
	2007	2006	2007

Revenues	$460,573	$374,424	$410,574

Gross Profit	166,318	130,470	141,765
	36%	35%	35%

Net Income	82,828	57,029	65,786	(1)
	18%	15%	16	%(1)

Diluted Earnings Per Share	0.88	0.60	0.70	(1)
(1) Excludes impact of non-recurring items: OTSL impairment, DOJ settlement and sale of diving asset.
Martin Ferron, President and Chief Executive Officer of Helix, stated, “During the Q2 earnings conference call we predicted that our contracting services group would have a strong second half of the year; we would bring several key shelf development projects onstream in the same time frame; and we might monetize some of the forward value created in our deepwater production portfolio.
“Taking each of these predictions in turn: we achieved significantly better than expected results in our contracting services business, with much of the improvement being attained in our rapidly growing deepwater segments; our production and field development efforts were hampered by approximately 20 days of precautionary stand-downs related to approaching tropical weather systems; and we successfully sold down a minority interest in the Phoenix project on favorable terms.

“The net effect of these operating factors was that we achieved a record quarter for both earnings and EBITDAX. Looking forward we expect a seasonally slower Q4 for contracting services and a full quarter of upgrade time for the Q4000. These factors should be more than offset by enhanced production performance as the field start-ups, delayed in Q3, come on line, and lower operating costs linked to the hurricanes of 2005. All things considered we expect Q4 earnings to be in the range of $0.85 — $1.05, which could lead to another record for performance.”
Financial Highlights
•
Revenues: The $86.1 million increase in year-over-year third quarter revenues was driven entirely by Contracting Services increases, due primarily to extra capacity on the shelf (Cal Dive) and continued escalating market demand in the deepwater. On the oil and gas side we were able to sell a 30% working interest in the Phoenix oilfield resulting in $18.8 million of operating income during the quarter.

•
Margins: 36% is slightly better than 35% in the third quarter of 2006 as this year’s results included approximately $11.6 million of charges, net of insurance proceeds, for the clean up and removal of facilities damaged during the 2005 hurricanes, while the 2006 third quarter results included approximately $16 million of charges for two deep shelf dry holes.

•
SG&A: $42.1 million increased $11.8 million from the same period a year ago due primarily to increased overhead to support our growth. This level of SG&A was 9% of third quarter revenues, compared to 8% in the year ago quarter.

•	Equity in Earnings: $7.9 million is comprised of our share of earnings for the quarter relating to the Marco Polo facility and the Independence Hub facility.

•
Income Tax Provision: The Company’s effective tax rate for the quarter was 33%, compared to 35% for last year’s third quarter due primarily to increased earnings in lower rate foreign jurisdictions and increased deductions relating to increased oil and gas sales.

•
Balance Sheet: Total consolidated debt as of September 30, 2007 was $1.5 billion. This includes $117 million under Cal Dive’s revolving facility which is non-recourse to Helix. This represents 44% net debt to book capitalization and with $771.8 million of adjusted EBITDAX during the last twelve months, this represents 1.8 times trailing twelve month adjusted EBITDAX.

Further details are provided in the presentation for Helix’s quarterly conference call (see the Investor Relations page of www.HelixESG.com). The call, scheduled for 9:00 a.m. Central Daylight Time on Thursday, November 1, 2007, will be webcast live. If you wish to dial in to the call the telephone number is 888-928-9122 (Domestic) or 517-623-4000 (International). The passcode is Pursell. A replay will be available from the Audio Archives page on our website.
Helix Energy Solutions, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the open energy market as well as to our own oil and gas business unit. That business unit is a prospect generation, exploration, development and production company. Employing our own key services and methodologies, we seek to lower finding and development costs, relative to industry norms.

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings, any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments, geologic risks and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K for the year ending December 31, 2006 as amended. We assume no obligation and do not intend to update these forward-looking statements.

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
(in thousands, except per share data)	2007	2006	2007	2006
	(Unaudited)
Net revenues	$460,573	$374,424	$1,267,202	$971,085
Cost of sales	294,255	243,954	823,504	606,657

Gross profit	166,318	130,470	443,698	364,428
Gain on sale of assets, net	20,701	2,287	26,385	2,570
Selling and administrative	42,146	30,309	106,134	78,751

Income from operations	144,873	102,448	363,949	288,247
Equity in earnings of investments	7,889	1,897	9,245	12,653
Net interest expense and other	13,467	15,103	40,765	20,543

Income before income taxes	139,295	89,242	332,429	280,357
Income tax provision	45,327	31,409	111,711	96,387
Minority interest	10,195	—	21,533	—

Net income	83,773	57,833	199,185	183,970
Preferred stock dividends	945	804	2,835	2,413

Net income applicable to common shareholders	$82,828	$57,029	$196,350	$181,557

Weighted Avg. Shares Outstanding:
Basic	90,111	91,531	90,051	82,706

Diluted	95,649	96,918	96,087	88,209

Earnings Per Share:
Basic	$0.92	$0.62	$2.18	$2.20

Diluted	$0.88	$0.60	$2.07	$2.09

Comparative Condensed Consolidated Balance Sheets
ASSETS

(in thousands)	Sep. 30, 2007	Dec. 31, 2006
	(unaudited)
Current Assets:
Cash and equivalents	$50,436	$206,264
Short term investments	—	285,395
Accounts receivable	407,725	370,709
Other current assets	155,052	61,532

Total Current Assets	613,213	923,900

Net Property & Equipment:
Contracting Services	1,040,671	800,503
Oil and Gas	1,711,171	1,411,955
Equity investments	212,975	213,362
Goodwill	835,073	822,556
Other assets, net	132,937	117,911

Total Assets	$4,546,040	$4,290,187

LIABILITIES & SHAREHOLDERS’ EQUITY

(in thousands)	Sep. 30, 2007	Dec. 31, 2006
	(unaudited)
Current Liabilities:
Accounts payable	$261,569	$240,067
Accrued liabilities	269,289	199,650
Income taxes payable	33,079	147,772
Current mat of L-T debt (1)	25,978	25,887

Total Current Liabilities	589,915	613,376
Long-term debt (1)	1,444,649	1,454,469
Deferred income taxes	488,634	436,544
Decommissioning liabilities	149,602	138,905
Other long-term liabilities	6,770	6,143
Minority interest	80,091	59,802
Convertible preferred stock (1)	55,000	55,000
Shareholders’ equity (1)	1,731,379	1,525,948

Total Liabilities & Equity	$4,546,040	$4,290,187

(1)
Net debt to book capitalization — 44% at September 30, 2007. Calculated as total debt less cash and equivalents and short-term investments $1,420,191 divided by sum of total debt less cash and equivalents and short-term investments, convertible preferred stock and shareholders’ equity $3,206,570

Helix Energy Solutions Group, Inc. Reconciliation of Non GAAP Measures Three and Nine Months Ended September 30, 2007
Earnings Release:
Balance Sheet:      “...1.8 times trailing twelve month adjusted EBITDAX.”
Reconciliation From Net Income to Adjusted EBITDAX (excluding gain on sale of Cal Dive IPO in 4Q06 and non-recurring items:
      OTSL impairment, DOJ accrual, and sale of diving asset in 2Q07):

	3Q07	2Q07	1Q07	4Q06	3Q06
	(in thousands, except ratio)
Net income applicable to common shareholders	$82,828	$57,702	$55,820	$65,948	57,029
Preferred stock dividends	945	945	945	945	804
Income tax provision	40,626	30,456	28,617	34,166	31,409
Net interest expense and other	12,971	13,605	12,331	13,981	15,103
Non-cash stock compensation expense	3,147	3,546	3,267	2,797	1,910
Depreciation and amortization	83,564	71,918	67,558	61,809	63,879
Exploration expense	1,476	2,978	1,190	1,820	19,520
Non-recurring items	—	8,602	—	—	—
Share of equity investments:
Depreciation	1,723	1,965	1,004	1,004	1,004
Interest expense, net	(258)	(38)	(57)	(70)	(59)

Adjusted EBITDAX	$227,022	$191,679	$170,675	$182,400	$190,599

Trailing Twelve Months Adjusted EBITDAX	$771,776

Net Debt at September 30, 2007 (a)	$1,420,191

Ratio	1.8

We calculate adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization, exploration expense, non-cash stock compensation expense and our share of depreciation, net interest expense and taxes from our equity investments. Further, we reduce adjusted EBITDAX for the minority interest in Cal Dive that we do not own. Adjusted EBITDAX margin is defined as adjusted EBITDAX divided by net revenues. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.
(a) Total debt less cash, cash equivalents and short term investments